EXHIBIT 99.1

Bion Vice Chairman Testifies at Senate Majority Policy Committee

 Hearing on Pennsylvania Senate Bill 724

May 11, 2015. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB: BNET), a provider of advanced livestock waste treatment technology, announced that its Vice Chairman, Ed Schafer, gave testimony in support of Pennsylvania Senate Bill (SB) 724. Mr. Schafer addressed the Pennsylvania Senate Majority Policy Committee at its public hearing on the bill that was held on May 6, 2015.  The Committee issued a press release after the hearing that can be viewed on their website (click here to read).

Speakers that testified before the Committee included:

Mike McCloskey

Vice Chairman, National Milk Producers Federation

Phil Durgin

Executive Director, Pennsylvania Legislative Budget and Finance Committee

Ed Schafer

Chairman, Coalition for an Affordable Bay Solution

Ron Kreider

President, Kreider Farms

Elliot Keller

General Manager, JBS-Souderton

Mr. Schafer, a former U.S. Secretary of Agriculture and Governor of North Dakota, testified as Chairman of the Coalition for an Affordable Bay Solution in support of SB 724. He emphasized the need for action now, since the Commonwealth has already missed its mandated Chesapeake Bay pollution reduction targets, and the potential economic impacts from EPA sanctions for continued failure to comply could be devastating for Pennsylvania.

Mr. McCloskey, who is also the co-owner/manager of Fair Oaks Dairy Farm, a 15,000-head dairy in Fair Oaks, Indiana, made the case for national policy change, stating in his testimony, “This bill is extremely important to us, as a dairy industry. We have supported it as an entire U.S. dairy industry from the beginning…I assure you that your leadership will be followed by many, many states quickly, after you pass this bill. This is really the solution for farmers around the country to be innovative and become part of a solution we are not part of [now].

Mr. McCloskey added, “We represent, through the Council, 80 percent of all the milk in the nation, together with all the processors in the nation…and support [SB 724].”

Complete testimony from the hearing can be viewed on the Senate Majority Policy Committee website at http://policy.pasenategop.com/2015/05/01/wastewater-storm-water-issues/.

Several other events have occurred recently that bear on these same and related issues:

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In April 2015, EPA issued its Community Based Public-Private Partnerships (CBP3’s) and Alternative Market-Based Tools for Integrated Green Solutions. The document presents a model for municipalities in the Chesapeake Bay to “optimize their limited resources” by engaging the private sector to provide alternative solutions to traditional clean water compliance strategies.

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A settlement has been announced (but not yet published) in the precedent-setting Cow Palace Dairy lawsuit in the U.S. District Court in Washington. In January 2015, a federal court judge ruled for the first time that manure from livestock facilities can be regulated as solid waste under the federal Resource Conservation and Recovery Act, which governs the disposal of solid and hazardous waste. The judicial ruling has the potential for wide-ranging impacts to the livestock industry and the way it handles manure. The final settlement and its ramifications for the industry have not yet been made public.

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According to a May 2015 white paper by Veolia (EPA: VIE) and the International Food Policy Research Institute (IFPRI), global water quality is expected to deteriorate in the coming years; and that even under a best-case scenario, "water quality is still projected to deteriorate dramatically,"  According to the paper, "Globally, the most prevalent water quality problem is eutrophication, a result of high-nutrient loads (mainly phosphorus and nitrogen)…”

The paper’s recommendations included "continued development of new models of water management such as watershed scale approaches, alternative utility governance that includes improvement of upstream practices, as well as nutrient trading to encourage upstream best practices and reduce non-point source runoff of contaminants."

Craig Scott, Bion’s Director of Communications, stated, “The continued advancement of competitive bidding programs, consistent with the blueprint as outlined by SB 724 , will spur efforts by other states to inject private sector competition into their clean water compliance programs, to achieve large-scale low-cost nutrient reductions.

Federal Office of Management & Budget has endorsed shifting federal funds to the procurement of results, rather than the continued funding of projects that promise solutions; and, EPA has approved the use of Clean Water Funds, which are provided to the states, for the purchase of credits. A combination of shovel-ready technologies and support by the livestock industry at both the national and local levels, coupled with taxpayer fatigue from existing costs and failures to meet compliance targets, are now driving these initiatives.”

Bion's proven and patented technology platform provides verifiable comprehensive environmental treatment of livestock waste and recovers renewable energy and valuable nutrients from the waste stream. For more information, visit www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Director of Communications

303-843-6191 direct